EXHIBIT 99.3

_________ __, 2008

To Members and Friends of
Sunshine Savings Bank

Keefe, Bruyette & Woods, Inc., a member of the Financial Industry Regulatory Authority (formerly NASD), is assisting Sunshine Financial, Inc, the proposed mid-tier stock holding company for Sunshine Savings Bank, in offering shares of its common stock in a subscription offering pursuant to its Plan of Reorganization and Stock Issuance.

At the request of Sunshine Financial, Inc., we are enclosing materials explaining this process and your options, including an opportunity to invest in the shares of Sunshine Financial, Inc. common stock being offered to customers of Sunshine Savings Bank and various other persons until 12:00 noon, Eastern Daylight Time (EDT), on __________ __, 2008.  Please read the enclosed offering materials carefully, including the prospectus, for a complete description of the stock offering.  Sunshine Financial, Inc. has asked us to forward these documents to you in view of certain requirements of the securities laws in your state.

If you have any questions, please visit our Stock Information Center located at ______________, Tallahassee, Florida or call us at (___) ___-____.  The Stock Information center is open on Mondays from 12:00 p.m. to 5:00 p.m., on Tuesdays through Thursdays from 9:00 a.m. to 5:00 p.m. and on Fridays from 9:00 a.m. to 12:00 p.m., EDT, except bank holidays.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

The shares of common stock being offered are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, Sunshine Savings Bank, Sunshine Financial, Inc., Sunshine Savings MHC or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

____________ __, 2008

Dear Friend:

We are pleased to announce that Sunshine Savings Bank is reorganizing into the mutual holding company structure.  In connection with the reorganization, Sunshine Financial, Inc., a newly-formed mid-tier holding company for Sunshine Savings Bank, is offering common stock in a subscription and community offering to certain members of Sunshine Savings Bank and an employee stock ownership plan established by Sunshine Savings Bank pursuant to a Plan of Reorganization and Stock Issuance.

Because we believe you may be interested in learning more about the merits of Sunshine Financial, Inc.’s common stock as an investment, we are sending you the following materials which describe the offering.

PROSPECTUS: This document provides detailed information about Sunshine Savings Bank’s operations and the proposed offering of Sunshine Financial, Inc.’s common stock.

STOCK ORDER AND CERTIFICATION FORM: This form can be used to purchase stock by returning it with your payment in the enclosed business reply envelope. Your order must be received by 12:00 Noon, Eastern Daylight Time, on ___________ __, 2008.

You will have the opportunity to buy common stock directly from Sunshine Financial, Inc. in the offering without paying a commission or fee.  If you have any questions regarding the reorganization and offering, please visit our Stock Information Center located at ___________________, Tallahassee, Florida or call us at (___) ___-____.  The Stock Information center is open on Mondays from 12:00 p.m. to 5:00 p.m., on Tuesdays through Thursdays from 9:00 a.m. to 5:00 p.m. and on Fridays from 9:00 a.m. to 12:00 p.m., EDT, except bank holidays.

We are pleased to offer you this opportunity to become a stockholder of Sunshine Financial, Inc.

Sincerely,

Louis O. Davis, Jr.
President and Chief Executive Officer

The shares of common stock being offered are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, Sunshine Savings Bank, Sunshine Financial, Inc., Sunshine Savings MHC or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

__________ __, 2008

Dear Prospective Investor:

We are pleased to announce that Sunshine Savings Bank is reorganizing into the mutual holding company structure.  In connection with the reorganization, Sunshine Financial, Inc., the newly-formed mid-tier holding company for Sunshine Savings Bank, is offering common stock in a subscription and community offering to certain members of Sunshine Savings Bank and an employee stock ownership plan established by Sunshine Savings Bank pursuant to a Plan of Reorganization and Stock Issuance.

We have enclosed the following materials that will help you learn more about the merits of Sunshine Financial, Inc. common stock as an investment.  Please read and review the materials carefully.

PROSPECTUS: This document provides detailed information about Sunshine Savings Bank’s operations and the proposed offering of Sunshine Financial, Inc.’s common stock.

STOCK ORDER AND CERTIFICATION FORM:  This form can be used to purchase stock by returning it with your payment in the enclosed business reply envelope.  Your order must be received by 12:00 noon, Eastern Daylight Time (EDT), on __________ __, 2008.

We invite you and other community members to become stockholders of Sunshine Financial, Inc. Through this offering you have the opportunity to buy stock directly from Sunshine Financial, Inc. without paying a commission or a fee.

If you have any questions, please visit our Stock Information Center located at _______________, Tallahassee, Florida or call us at (___) ___-____.  The Stock Information center is open on Mondays from 12:00 p.m. to 5:00 p.m., on Tuesdays through Thursdays from 9:00 a.m. to 5:00 p.m. and on Fridays from 9:00 a.m. to 12:00 p.m., EDT, except bank holidays.

Sincerely,

Louis O. Davis, Jr.
President and Chief Executive Officer

The shares of common stock being offered are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, Sunshine Savings Bank, Sunshine Financial, Inc., Sunshine Savings MHC or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

[Logo Sunshine Savings Bank]

PROXY GRAM

PLEASE VOTE TODAY...

Voting for the reorganization **does not obligate you** to purchase stock and will not affect your accounts or FDIC Insurance.

Your Vote Is Important To Us!

Please sign the enclosed proxy card and return it in the postage-paid envelope provided ***TODAY***! If you received more than one proxy card, please be sure to sign and return all cards you received.

Thank you,

Louis O. Davis
President and Chief Executive Officer
Sunshine Savings Bank

If you have already mailed your proxy card(s), please accept our thanks and disregard this notice.
For further information, call (___) ___-____.

[Logo Sunshine Savings Bank]

PROXY GRAM II

PLEASE VOTE TODAY...

Voting for the reorganization **does not obligate you** to purchase stock and will not affect your accounts or FDIC Insurance.

Our Reasons for the Corporate Change

As a Mutual Institution:

-There is no authority to issue capital stock and thus no access to this market source of equity capital.
-Earnings from year to year are the only source of generating capital.

Under a Mutual Holding Company structure, we will be able to:

-Structure our business in the form that will enable us to access capital markets.
-Support future lending and operational growth.
-Better attract and retain qualified directors and management through stock-based compensation plans.
-Support future branching activities and/or the acquisition of other financial institutions or financial services companies.

Your Vote Is Important To Us!

Please sign the enclosed proxy card and return it in the postage-paid envelope provided ***TODAY***! If you received more than one proxy card, please be sure to sign and return all cards you received.

Thank you,

If you have already mailed your proxy card(s), please accept our thanks and disregard this notice.
For further information, call (___) ___-____.

{logo}     Sunshine Savings Bank

Proxy Gram III

Month, Date Year

Dear Valued Sunshine Savings Bank Member:

We recently forwarded you a proxy statement and related materials regarding a proposal to reorganize Sunshine Savings Bank into the mutual holding company structure.  This reorganization will allow us to operate in essentially the same manner as we currently operate, but will provide us with the flexibility to increase our capital, continue to support future lending and operational growth, and support future branching activities and/or the acquisition of financial services companies.

As of the date of this letter, your vote on our Plan of Reorganization and Stock Issuance has not yet been received. Your Board of Directors unanimously recommends a vote “FOR” the Plan of Reorganization and Stock Issuance.  If you mailed your proxy, please accept our thanks and disregard this request.

We would sincerely appreciate you signing the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope.  Our meeting on _____, 2008 is fast approaching and we’d like to receive your vote as soon as possible.

Voting FOR the reorganization does not affect the terms or insurance on your accounts.  For further information call our Stock Information Center at (___) ___-____.

Best regards and thank you,

Louis O. Davis, Jr.
President Chief Executive Officer

The shares of common stock being offered are not deposits or accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Facts  About  the  Reorganization
The Board of Directors of Sunshine Savings Bank unanimously adopted a Plan of Reorganization and Stock Issuance to reorganize into a mutual holding company structure. As a result of the reorganization, Sunshine Financial, Inc. will become the federally chartered parent holding company of Sunshine Savings Bank, and Sunshine Financial, Inc. will be 55.0% owned by Sunshine Savings MHC. In connection with the reorganization, Sunshine Financial, Inc. is offering a minority of its common stock in a subscription offering to the public pursuant to a Plan of Reorganization and Stock Issuance.  Sunshine Savings MHC will be the majority stockholder of the common stock of Sunshine Financial, Inc. after the reorganization. The depositors of Sunshine Savings Bank will be the members of Sunshine Savings MHC.

This brochure answers some of the most frequently asked questions about the reorganization and about your opportunity to invest in Sunshine Financial, Inc.
Investment in the stock of Sunshine Financial, Inc. involves certain risks. For a discussion of these risks and other factors, including a complete description of the offering, investors are urged to read the accompanying Prospectus, especially the discussion under the heading “Risk Factors.”

What is the purpose of the Reorganization?
The primary reasons for the Plan of Reorganization and Stock Issuance are to provide Sunshine Savings Bank with an additional source of capital to better serve the needs of the local community through: increasing our lending capacity to support new loans and higher lending limits; increasing our capital base; allowing us to grow and enhance our profitability; and improving our ability to manage capital, which may include paying cash dividends.

Will the reorganization affect any of my deposit accounts or loans?
No.  The reorganization will not affect the balance or terms of any deposit account or loan.  Your deposits will continue to be federally insured by the Federal Deposit Insurance Corporation (“FDIC”) to the maximum legal limit.  Your deposit account is not being converted to stock.

Do depositors have to buy stock?
No.  However, the reorganization will allow Sunshine Savings Bank depositors an opportunity to buy stock and become stockholders of Sunshine Financial, Inc.

Who is eligible to purchase stock in the subscription offering?

Certain members of Sunshine Savings Bank and the Sunshine Financial, Inc. employee stock ownership plan.

How many shares of stock are being offered and at what price?

Sunshine Financial, Inc. is offering through the Prospectus between _________ and _________ shares of common stock at a price of $10.00 per share.  The maximum number of shares that we may sell in the stock offering may increase by 15% to _________ shares as a result of regulatory considerations or changes in financial markets.

How much stock may I buy?

The minimum order is 25 shares or $250.  No person may purchase more than 15,000 shares or $150,000 of common stock in the subscription offering, and no person together with associates of and persons acting in concert with such persons may purchase more than 20,000 shares or $200,000 of common stock.

How do I order stock?

You must complete the enclosed Stock Order and Certification Form.  Instructions for completing your Stock Order and Certification Form are contained in this packet.  Your order must be received by Sunshine Savings Bank prior to 12:00 Noon, Eastern Daylight Time, on _____ __, 2008.

How may I pay for my shares of stock?

First, you may pay for stock by check or money order.  Interest will be paid by Sunshine Savings Bank on these funds at the statement savings annual percentage rate from the day the funds are received until the reorganization is completed or terminated.  You may also authorize us to withdraw funds from your Sunshine Savings Bank savings account or certificate of deposit for the amount of funds you specify for payment.  You will not have access to these funds from the day we receive your order until the reorganization is completed or terminated. Sunshine Savings Bank will waive any early withdrawal penalties on certificate of deposit accounts used to purchase stock.

Can I purchase shares using funds in my Sunshine IRA?

Potentially; however, you must establish a self-directed IRA account at a brokerage firm or trust department to which you can transfer a portion or all of your IRA account at Sunshine Savings Bank that will enable such purchase.  Please contact your broker or self-directed IRA provider as soon as possible if you want to explore this option, as such transactions take time.

May I obtain a loan from Sunshine to pay for the stock?

No.  Regulations do not allow Sunshine Savings Bank to make loans for this purpose, nor may you use a Sunshine Savings Bank line of credit to pay for shares.  However, you are not precluded from obtaining financing from another financial institution.

Does placing an order guarantee that I will receive all, or a portion, of the shares I ordered?

No.  It is possible that orders received during the stock offering will exceed the number of shares offered for sale.  In this case, referred to as an “oversubscription,” regulations require that orders be filled using a pre-determined allocation procedure.  Please refer to the section of the Prospectus titled, “The Reorganization and Stock Offering” for a detailed description of allocation procedures.
If we are not able to fill an order (either wholly or in part), excess funds will be refunded by check, including interest earned at Sunshine Savings Bank’s statement savings rate.  If payment was to be made by withdrawal from a Sunshine Savings Bank deposit account, excess funds will remain in that account.

Will the stock be insured?

No.  Like any other common stock, Sunshine Financial, Inc.’s stock will not be insured.

Will dividends be paid on the stock?

Yes.  The amount and timing of any dividends, however, have not been determined yet.  Although future dividends are not guaranteed, based on our pro forma net income and shareholders’ equity, we believe Sunshine Financial will be capable of paying a dividend after the completion of this offering.

How will the stock be traded?

We expect that our common stock will be quoted on the Over-the-Counter Bulletin Board.

Are officers and directors of Sunshine planning to purchase stock?

Yes!  Sunshine Savings Bank’s senior officers and directors plan to purchase, in the aggregate, $_______________ worth of stock.

Must I pay a commission?

No.  You will not be charged a commission or fee on the purchase of shares in the Reorganization.

Should I vote?

Yes.  Your “YES” vote is very important!
PLEASE VOTE, SIGN AND RETURN ALL PROXY CARDS AT YOUR EARLIEST CONVENIENCE! FAILURE TO RETURN YOUR PROXY CARDS HAS THE SAME EFFECT AS VOTING AGAINST THE REORGANIZATION.

May I vote in person at the special meeting of members?

Yes, but we would still like you to sign and mail your proxy today.  If you decide to revoke your proxy, you may do so by giving notice at the special meeting.

The Reorganization and Stock Issuance QUESTIONS & ANSWERS [Sunshine Financial, Inc. Logo] The proposed parent stock holding company for Sunshine Savings Bank

What Investors Need to Know

Key concepts for investors to bear in mind when considering whether to participate in a conversion offering, or a stock offering by a subsidiary of a mutual holding company, include the following:

•
Know the Rules By law, accountholders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s conversion. Moreover, accountholders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

•
“Neither a Borrower nor a Lender Be”  If someone offers to lend you money so that you can participate  or participate more fully  in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

•
Watch Out for Opportunists The opportunist may tell you that he or she is a lawyer or a consultant or a professional investor or some similarly impressive tale who has experience with similar mutual conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

•
Get the Facts from the Source If you have any questions about the securities offering, ask the savings bank or savings association for more information. If you have any doubts about a transaction proposed to you by someone else, ask the financial institution whether the proposed arrangement is proper. You may be able to find helpful resources on the institution’s website or by visiting a branch office.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.

Read This First

Office of Thrift Supervision Guidance for Accountholders

Your financial institution is in the process of selling stock to the public, in either a mutual-to-stock conversion or a stock issuance by a subsidiary of a mutual holding company. As an accountholder at this institution, you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.

On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact Office of Thrift Supervision (OTS) at (202) 906-6202. OTS is very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.

How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan” you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and even if you are caught, that your legal expenses will be covered.

On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in a mutual-to-stock conversion or stock issuance by a mutual holding company subsidiary. If you have questions, please contact the stock information center listed elsewhere in the literature you are receiving. Alternatively, you can contact us at: ombudsman@ots.treas.gov.

________ __, 2008

Dear Member:

We are pleased to announce that Sunshine Savings Bank is reorganizing into the mutual holding company structure. In connection with the reorganization, Sunshine Financial, Inc., a newly-formed mid-tier holding company for Sunshine Savings Bank, is offering common stock in a subscription and community offering to certain members of Sunshine Savings Bank and an employee stock ownership plan established by Sunshine Savings Bank pursuant to a Plan of Reorganization and Stock Issuance.

To accomplish this reorganization, we need your participation in an important vote.  Enclosed is a proxy statement describing the Plan of Reorganization and Stock Issuance, your voting rights and your rights to subscribe for shares of common stock being offered for sale by Sunshine Financial, Inc. YOUR VOTE IS VERY IMPORTANT.

Enclosed, as part of the proxy material, is your proxy card.  This proxy card should be signed and returned to us prior to the special meeting of members on _________ __, 2008. Please take a moment now to sign the enclosed proxy card and return it to us in the postage-paid envelope provided.  FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE REORGANIZATION.

The Board of Directors believes the Reorganization will offer a number of advantages, such as an opportunity for depositors of Sunshine Savings Bank to become stockholders of Sunshine Financial, Inc.  Please remember:

➢	Your deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”).

➢	There will be no change in the balance, interest rate or maturity of any deposit account or loan because of the reorganization.

➢	Members have a right, but not an obligation, to buy Sunshine Financial, Inc. common stock and may do so without the payment of a commission or fee before it is offered to the general public.

➢	Like all stock, shares of Sunshine Financial, Inc. common stock issued in this offering will not be insured by the FDIC.

Enclosed also is a prospectus containing a complete discussion of the stock offering.  We urge you to read this document carefully.  If you are interested in purchasing the common stock of Sunshine Financial, Inc., you must submit your Stock Order and Certification Form and payment prior to 12:00 Noon, Eastern Daylight Time (EDT), on _________ __, 2008.

If you have any questions, please visit our Stock Information Center located at ________________, Tallahassee, Florida or call us at (___) ___-____.  The Stock Information center is open on Mondays from 12:00 p.m. to 5:00 p.m., on Tuesdays through Thursdays from 9:00 a.m. to 5:00 p.m. and on Fridays from 9:00 a.m. to 12:00 p.m., EDT, except bank holidays.

Sincerely,

Louis O. Davis, Jr.
President and Chief Executive Officer

The shares of common stock being offered are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, Sunshine Savings Bank, Sunshine Financial, Inc., Sunshine Savings MHC or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

__________ __, 2008

Dear Member:

We are pleased to announce that Sunshine Savings Bank is reorganizing into the mutual holding company structure.  In connection with the reorganization, Sunshine Financial, Inc., a newly-formed mid-tier holding company for Sunshine Savings Bank, is offering common stock in a subscription and community offering to certain members of Sunshine Savings Bank and an employee stock ownership plan established by Sunshine Savings Bank pursuant to a Plan of Reorganization and Stock Issuance.

Unfortunately, Sunshine Financial, Inc. is unable to either offer or sell its common stock to you because of the small number of eligible subscribers in your jurisdiction makes registration or qualification of the common stock under the securities laws of your jurisdiction impractical for reasons of cost or otherwise.  Accordingly, this letter and the enclosures should not be considered an offer to sell or a solicitation of an offer to buy the common stock of Sunshine Financial, Inc.

However as a member of Sunshine Savings Bank, you have the right to vote on the Plan of Reorganization and Stock Issuance at the Special Meeting of Members to be held on __________ __, 2008.  Enclosed is a proxy statement describing the Plan of Reorganization and Stock Issuance, your voting rights and your rights to subscribe for shares of common stock being offered for sale by Sunshine Financial, Inc., and a proxy card.  YOUR VOTE IS VERY IMPORTANT.  This proxy card should be signed and returned to us prior to the special meeting of members on _________ __, 2008. Please take a moment now to sign the enclosed proxy card and return it to us in the postage-paid envelope provided.  FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE REORGANIZATION.

The Board of Directors believes the Reorganization will offer a number of advantages.  Please remember:

➢	Your deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”).

➢	There will be no change in the balance, interest rate or maturity of any deposit account or loan because of the reorganization.

I invite you to attend the Special Meeting on __________ __, 2008.  Whether or not you are able to attend, please complete the enclosed proxy card and return it in the enclosed envelope.

Sincerely,

Louis O. Davis, Jr.
President and Chief Executive Officer

The shares of common stock being offered are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, Sunshine Savings Bank, Sunshine Financial, Inc., Sunshine Savings MHC or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.